[ANIXTER INTERNATIONAL LETTERHEAD]

                                                                       Exhibit 5

June 12, 1998



Anixter International Inc.
Two North Riverside Plaza
Suite 1900
Chicago, Illinois  60606

Gentlemen:

In my capacity as Senior Vice President-Law of Anixter International Inc., a Delaware corporation (the "Company"), I have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the "Registration Statement") pertaining to the registration by the Company of up to 360,500 shares (the "Shares") of the Company's Common Stock, par value $1.00 per share (the "Common Stock") in connection with the Company's 1998 Mid-Level Stock Option Plan (the "Plan"). The Plan is not subject to the requirements of the Employee Retirement Security Act of 1974, as amended, or qualified pursuant to
Section 401(a) of the Internal Revenue Code of 1986.

In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I deemed necessary for the purposes of this opinion.

For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies, and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by parties thereto other than the Company.

Based on the foregoing, I am of the opinion that:

         1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

         2. The Shares have been duly authorized for issuance and when issued in accordance with the Plan will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Registration Statement.

                      [ANIXTER INTERNATIONAL LETTERHEAD]

Anixter International Inc.
June 10, 1996
Page Two of Two



I render no opinion as to the laws of any jurisdiction other than the internal law of the State of Illinois and the United States of America and the internal corporate law of the State of Delaware.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

/s/   James E. Knox

James E. Knox
Senior Vice President-Law
and Secretary